Exhibit 99.1

Staffing 360 Solutions Appoints                                                Executive Vice President, Chief Financial Officer

Seasoned Financial Executive Mark Gibbens Joins Executive Team

NEW YORK, February 19, 2020 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the US and the UK, announced today that effective immediately it has appointed Mark Gibbens to Executive Vice President, Chief Financial Officer. Gibbens replaces interim CFO Chris Powers, whom the Company thanks for his interim service and wishes him the best in his future endeavors.

Gibbens is a globally experienced, award-winning CFO with 22 years of experience working with global industry leaders including Alcatel-Lucent and General Motors. He brings an extensive background in corporate finance, strategic planning and the capital markets.

Brendan Flood, Chairman and CEO of Staffing 360 Solutions, said, “It is with great enthusiasm that I welcome Mark to our organization as an essential member of the Executive Team. Mark’s vast merger and acquisition experience, including managing large global transactions of $20B in capital raises, will be invaluable to us as we continue to progress on our business plan to build a profitable $500 million revenue company.

“We have been in discussions with Mark for some time waiting for him to complete projects and become available. His background and expertise, in both public and private markets, are a perfect fit to help us achieve our goals of growth and profitability,” concluded Flood.

“This is an exciting time to join the Staffing 360 Solutions team,” said Gibbens. “Brendan and his team have a clear vision for where the Company is headed and I’m thrilled with the opportunities before us and look forward with confidence to doing my part to get us there.”

Gibbens’ most recent experience includes being the CFO at $2B revenue Arysta LifeScience. Prior to this, Gibbens was Head of Corporate Development and CFO at Aligned Energy. At Affinion Group Holdings Gibbens was CFO among other executive positions where he was responsible for all aspects of finance and corporate development.

At Alcatel-Lucent Gibbens was Head of Corporate Finance and Global Chief Investment Officer. At Alcatel-Lucent Investment Management Co. he held the position of Chief Investment Officer. At General Motors Corporation Gibbens was Director, Mergers & Acquisitions and Director, Domestic Finance in addition to various positions.

Gibbens graduated with High Honors earning an MBA in Finance and Operations at the University of Chicago where he was the recipient of General Motors Fellowship and Chicago Business Fellowship. He graduated with a BA in Economics from Carleton College.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive profitable annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate," "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

CONTACT: Investor Relations
Harvey Bibicoff, CEO, Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com